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                                                                     EXHIBIT 4.8


                          FIRST SUPPLEMENTAL INDENTURE

     First Supplemental Indenture effective as of November 20, 1998, to the Indenture (the "Indenture"), dated as of November 20, 1998, each by and between Fisher Scientific International Inc., a Delaware corporation, as Issuer (the "Issuer"), and State Street Bank and Trust Company, a Massachusetts trust company, as Trustee, (the "Trustee"). Capitalized but undefined terms used herein shall have the meanings set forth in the Indenture.

                                    RECITALS

     WHEREAS, Section 9.1(1) of the Indenture permits the Indenture to be amended without consent of holders to cure any ambiguity, omission, defect or inconsistency upon satisfaction of certain conditions;

     WHEREAS, the Issuer and Trustee desire to amend certain language contained in the Indenture for the purpose of curing a defect;

     WHEREAS, all conditions in Section 9.1 for the amendment of the Indenture has been satisfied.

     NOW THEREFORE:

SECTION 1. AMENDMENT TO SECTION 4.11 AND SECTION 1.1

1. The reference to clause (ii) of the definition of "Permitted Indebtedness" in the first sentence in Section 4.11 shall be changed to clause (iii) so that the first sentence of Section 4.11 shall read as follows:

          "The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of the Company, other than guarantees incurred pursuant to clause
          (iii) of the definition of "Permitted Indebtedness" unless such Restricted Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Restricted Subsidiary's guarantee of the Securities (a "Guarantee"), such Guarantee to be a senior subordinated unsecured obligation of such Restricted Subsidiary; provided that if any Subsidiary Guarantor is released from its guarantee with respect to Indebtedness outstanding under the New Credit Facility and all other Indebtedness of the Company, such Subsidiary Guarantor shall automatically be released from its obligations as a Subsidiary Guarantor."
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2.   The reference to clause (xii) in paragraph (iii) of the definition of
     "Permitted Liens" shall be changed to clause (xi) so that paragraph (iii) of the definition of "Permitted Liens" shall read as follows:

          (iii) "Liens existing on the Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (xi) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the Issue Date; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;"

SECTION 2. MICELLANEOUS

               Section 2.1 INCORPORATION OF INDENTURE. All the provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and consstrued as one and the same instrument.

               Section 2.2 APPLICATION OF FIRST SUPPLEMENTAL INDENTURE. The provisions and benefit of this First Supplemental Indenture shall be effective with respect to the Securities.

               Section 2.3 COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

               Section 2.4 CONFLICT WITH TRUST INDENTURE ACT. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

               Section 2.5 SUCCESSORS AND ASSIGNS. All agreements in this First Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

               Section 2.6 SEPARABILITY CLAUSE. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

               Section 2.7 BENEFITS OF FIRST SUPPLEMENTAL INDENTURE. Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.


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               Section 2.8 REGARDING THE TRUSTEE. The Trustee shall not be responsible for the correctness of the recitals herein, and makes no representation as to the validity or the sufficiency of this First Supplemental Indenture. The Trustee shall, in connection with this First Supplemental Indenture, be entitled to all of the benefits of all of the rights, privileges, immunities and indemnities of the Trustee provided for in the Indenture.


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     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental
Indenture to be duly executed on April 23, 2002, to be effective as of the day and year first above written.

                              FISHER SCIENTIFIC INTERNATIONAL INC.


                              By: /s/ Kevin P. Clark
                                 ----------------------------------------
                                  Name:  Kevin P. Clark
                                  Title: Vice President and Chief
                                         Financial Officer



                              STATE STREET BANK AND TRUST COMPANY
                              Trustee

                              By: /s/ Philip G. Kane, Jr.
                                 ----------------------------------------
                                 Name:  Philip G. Kane, Jr.
                                 Title: Vice President


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